EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-130007, No. 333-10178, and No. 333-31813 on Form S-8 and No. 333-129242, No. 333-125012, No. 333-117768, and No. 333-95235 on Form S-3 of our reports dated April 10, 2008, relating to the consolidated financial statements of The Wet Seal, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption of Financial Accounting Standards Board Statement No. 123(R), “Share-Based Payment”, in 2006) and the effectiveness of The Wet Seal, Inc.’s internal control over financial reporting appearing in this Annual Report on Form 10-K of The Wet Seal, Inc. for the year ended February 2, 2008.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, CA

April 10, 2008